                                   Here's why
                                you should vote
                                     /X/for
                                  the Kramont
                                     merger

                                                          Letter to Shareholders

To Fellow Kranzco Shareholders:

     With this brochure you received a proxy statement asking you to vote on the merger of Kranzco Realty Trust and CV Reit into a new shopping center REIT to be called Kramont Realty Trust. The management and Board of Trustees of your company are enthusiastic about the potential long-term benefits to shareholders from combining the two companies and we urge you to vote "for."

     The potential major benefits of the merger to Kranzco shareholders include:

     X Increase Critical Mass--In the REIT industry, management believes that size matters, and Kramont will own 84 properties and manage six properties in 16 states with more than 12 million square feet of leasable space and an asset base having a value in excess of $800 million -- significantly larger than the current Kranzco asset base.

     X Provides Management Depth And Succession--Louis P. Meshon, Sr., an experienced, successful real estate executive will serve as Kramont's President and Chief Executive Officer and Norman M. Kranzdorf, President and Chief Executive Officer of Kranzco, will be Kramont's Chairman, facilitating a smooth corporate transition and providing seamless management succession. A strong, skillful management team has been created by bringing together seasoned executives who have served CV Reit and Kranzco with distinction.

     X Strengthens Operating Capabilities--Kramont will have a highly experienced in-house leasing capability to help maximize profit potential, and a corporate structure management believes should make Kramont more attractive to sellers of shopping centers.

     X Maintains Attractive Cash Distributions--It is anticipated that the Board of Trustees of Kramont will maintain the 32.5 cents per share quarterly distribution rate currently paid to Kranzco common shareholders and that the distribution rates for preferred shares will also be equal to those currently paid to holders of Kranzco preferred shares.

     X Enhances Liquidity And Financial Resources--A stronger financial foundation, total assets of over $800 million and more than 18 million common shares outstanding should generate greater access to capital markets and increased investor interest.

     We encourage you to read the joint proxy statement/prospectus and this booklet provided and vote in favor of the merger proposal. If you do not vote, it is comparable to voting "against" the combination of companies, so your vote is important. As the founder of Kranzco and a fellow shareholder, I ask you to join me in creating a new and exciting real estate investment trust. If you have any questions, please call Robert Dennis or me at 1-800-783-9290.

                                      Sincerely,

                                      /s/ Norman M. Kranzdorf

                                      Norman M. Kranzdorf
                                      President and Chief Executive Officer

Critical Mass

Why Bigger Is Better

        The addition of CV Reit's 22 owned and six managed properties with 3 million square feet of leasable space to Kranzco's 62 properties with approximately 9 million square feet of leasable space, will strengthen our position in markets currently served as well as gain entry to new markets. The merger will produce additional tenant diversification and additional strong anchor stores which is expected to lower default risk and increase tenant quality and stability.

        As a result of the merger, Kramont is expected to generate nearly 70 percent of its estimated 2000 net operating income from markets in the Northeast, where the economy remains vibrant and growing.

        One measurable, positive result of the economies of scale is expected to be an estimated $1.25 million annualized administrative cost savings once operations have been fully integrated.





            [MAP OF THE EASTERN PORTION OF THE UNITED STATES APPEARS
                HERE DEPICTING THE LOCATION OF KRAMONT'S SHOPPING
               CENTERS, FREE STANDING PROPERTIES AND HEADQUARTERS]

                                                           Management Continuity

A Key To Sustained Growth

     Kramont management is comprised of seasoned real estate executives who have operated effectively in all economic environments for decades. They include:

     Chairman of the Board Norman M. Kranzdorf
     Founder, President and Chief Executive Officer of Kranzco with more than 40 years of shopping center management and development experience.

     President and Chief Executive Officer Louis P. Meshon, Sr.
     President and Chief Executive Officer of CV Reit, and Founder of Montgomery Development Co. in 1974, which was acquired by CV Reit in 1997, has more than 30 years of retail real estate experience and is a recognized authority on commercial properties.

     Executive Vice President-Administration George Demuth
     Kranzco's Director of Leasing, entered the shopping center industry 18 years ago.

     Senior Vice President Acquisitions Charlie T. Morroney
     Senior Vice President in charge of property acquisitions and disposition at Montgomery CV Realty L.P., CV Reit's operating partnership, has 35 years of experience in all phases of commercial real estate.

     Senior Vice President of Leasing John R. Comp
     Senior Vice President of Leasing for Montgomery, has over 30 years of commercial real estate experience.

     Senior Vice President of Operations & Development James N. Seip
     Vice President of Construction and Operations for Montgomery, has nearly 30 years of real estate industry experience, specializing in project development and construction.

The Board

     Each of the seven individuals nominated to be members of the Board of Trustees are experienced in the real estate industry and the special responsibilities of public companies. In addition to Messrs. Meshon, Sr., and Kranzdorf, the nominees are:

     Bernard J. Korman
     Chairman of the Philadelphia Health Care Trust, a non-profit organization and Chairman of NutraMax Products, Inc., a publicly-traded consumer health care products company. He serves as a director of The Pep Boys, Inc., auto supplies; The New America High Income Fund, Inc., financial services; Omega Healthcare Investors, Inc., a health care REIT; and Omega Worldwide, Inc., a real estate company.

     H. Irwin Levy
     Chairman of the Board of CV Reit; Chairman, Chief Executive Officer and majority stockholder of Hilcoast Development Corp., principally engaged in the ownership and management of recreation facilities at active adult condominium communities in southern Florida. He is also a director of nStor Technologies, Inc., a manufacturer of information storage and storage area network solutions.

     Milton Schneider
     Chief Executive Officer of The Glenville Group, engaged in the development, ownership and management of commercial and residential properties; chairman of Togar Property Company, an apartment development firm; vice chairman of Parkland Management Company, a financial services company; and vice chairman of Horvitz Newspapers, Inc.

     E. Donald Shapiro
     The Joseph Solomon Distinguished Professor of Law at New York Law School. He serves as Director of Loral Space and Communications, satellite communications; GHI, non-profit health care provider; Vasomedical, Inc., medical products; United Industrial Corporation, defense industry; and Frequency Electronics, space and communication components.

     Alan L. Shulman
     Private investor; former chairman of CV Reit; former general partner of Unitel Associates Ltd., which owned and operated Holiday Inn motels in Florida. He is a director of Eagle Homes, a publicly-traded real estate development company.

Corporate Headquarters

     Kramont will be headquartered at the Plymouth Meeting, PA, offices of Montgomery CV Realty L.P., a few miles from Kranzco's current offices.

                                                          Operating Capabilities

Broader, Stronger, More Effective

     Kramont has the potential for attractive growth through internal property development and the acquisition of undervalued properties managed by a team of real estate professionals with a strong track record for taking advantage of such opportunities.

     CV Reit's occupancy rate of approximately 97 percent attests to the effectiveness of its in-house leasing department which should benefit the Kranzco portfolio which has an occupancy rate of approximately 91 percent. This capability will diminish the need--and expense--of independent real estate brokers, improve the efficiency of property management and further strengthen tenant relationships.

     Kramont will be structured as an Umbrella Partnership REIT (UPREIT), which will offer attractive tax advantages to sellers of property, enhancing the company's acquisition program.

Cash Distributions

Continue Attractive Yield

     Kramont intends to maintain the attractive distribution rate paid to Kranzco common shareholders of 32.5 cents per share per quarter, equal to $1.30 per share on an annual basis. Preferred shareholders will also continue to receive distributions at the same rate currently paid by Kranzco.

Greater Liquidity And Resources Offer Greater Growth Potential

     Increased liquidity, greater financial resources, balance sheet flexibility, cash flow stability and a larger market capitalization will provide Kramont with the abilities to:

         More aggressively renovate, expand and reposition existing properties.

         Attract and retain quality managers with enhanced potential for professional advancement.

         More easily obtain future financing for accelerated growth.

         Increase the appeal of Kramont's shares to the investment community.

                                    Kranzco

                               128 Fayette Street
                          Conshohocken, PA 19428-0805
                    610-941-9292 o www.ktt.com o info@krt.com